Exhibit 99.1

Change Healthcare Inc. Reports First Quarter Fiscal 2021 Financial Results

Nashville, Tenn., August 5, 2020 (BUSINESS WIRE) – Change Healthcare Inc. (Nasdaq: CHNG), a leading independent healthcare technology company, today reported financial results for the first quarter of fiscal year 2021 ended June 30, 2020.

“While the first quarter reflects the impact of COVID-19, we are proud of our team members who adapted quickly to address the needs of our customers and enabled us to deliver financial results ahead of our expectations and continued to drive new innovations,” said Neil de Crescenzo, president and chief executive officer. “Given Change Healthcare sits at the center of the U.S. healthcare system facilitating more than $1.5 trillion in claims and 15 billion transactions annually, we remain committed to supporting our customers and leading researchers with data, insights, and advanced solutions to ensure access, affordability, and improved outcomes for consumers. Despite the short-term uncertainty related to COVID-19, we believe positive underlying demand across our portfolio combined with continued innovation will enable us to drive increased value for both our customers and shareholders moving forward.”

Fiscal 2021 First Quarter Highlights for Change Healthcare Inc.:

Financial Summary

•	Total revenue of $694.2 million, including solutions revenue of $648.4 million

•	Net loss of $58.7 million, resulting in net loss of $0.18 per diluted share

•	Adjusted net income of $81.2 million, resulting in adjusted net income of $0.25 per diluted share

•	Adjusted EBITDA of $196.9 million

Recent Business Highlights

•

Unveiled the Connected Consumer Health™ suite, an innovative new consumer and financial engagement platform collaboration with Adobe and Microsoft for healthcare providers, which provides a modern, streamlined experience throughout the patient journey.

•

Provided open access to the Clinical Network lab service, where providers can quickly order COVID-19 tests and other lab tests, to help speed up diagnostic results for patients nationwide. This new service helps providers identify lab options to improve access to testing and reduces the complexity of ordering lab tests by providing rapid connections to one of the nation’s largest lab testing networks.

•

Unveiled nationwide Clinical Data Retrieval service, a new cloud-based interoperability solution that makes it possible for payers to quickly and easily retrieve patient records from the industry’s leading electronic health record systems and other systems.

•

Announced that Nella Domenici, currently a member of the Board of Alliance Bernstein LP, and former chief financial officer of Bridgewater Associates, and Bansi Nagji, President, Healthcare at GoodRx, and former executive vice president and chief strategy and business development officer at McKesson Corporation, have been appointed to the board of directors.

Impact of McKesson Exit on Comparability of Results

On March 10, 2020, Change Healthcare acquired the interest in Change Healthcare LLC (“the Joint Venture”) previously held by McKesson. The transaction resulted in Change Healthcare Inc. acquiring control of the Joint Venture, which was accounted for as a business combination and resulted in a new basis of accounting, and all of the business activities of the Joint Venture are now reported by the Company. Change Healthcare Inc. financial statements for periods prior to the acquisition were primarily limited to the equity method investment in the Joint Venture, and therefore did not reflect revenue, adjusted EBITDA, and other key measures. As a result, Change Healthcare does not consider comparison of the current operating results to the reported results of Change Healthcare Inc. for the same period in the prior year to be meaningful, and instead will compare our current quarter results to the prior quarter results of the Joint Venture, which have been recast to reflect the current segment structure, including the allocation of all corporate costs to the business units. This press release includes supplemental information for the recast results of the Joint Venture for the first quarter of fiscal 2020. The recast results for all quarters in fiscal year 2019 and fiscal year 2020 are available in the appendix to the earnings presentation and will be included as an exhibit to Change Healthcare’s Form 10-Q for the three months ended June 30, 2020.

Financial Results

•

Solutions revenue was $648.4 million for the current period, inclusive of the impact of the fair value adjustment to deferred revenue resulting from the McKesson exit, which reduced revenue recognized in the quarter by $55.0 million. Total revenue, which includes Postage revenue, was $694.2 million. For the first quarter of fiscal 2020, the Joint Venture reported $797.1 million of solutions revenue and $855.6 million of total revenue. Solutions revenue, including the $5.6 million net impact of acquisitions and divestitures, was negatively impacted by the COVID-19 pandemic. Partially offsetting this impact were new sales volumes across all three segments.

•

Net loss was $58.7 million, resulting in net loss of $0.18 per diluted share. For the first quarter of fiscal 2020, the Joint Venture reported net income of $71.9 million or $0.28 per diluted unit. Net loss was negatively impacted by the COVID-19 pandemic, partially offset by new sales volumes, productivity improvements, and cost initiatives.

•

Adjusted net income was $81.2 million, resulting in adjusted net income of $0.25 per diluted share. For the first quarter of fiscal 2020, the Joint Venture reported adjusted net income of $141.5 million or $0.56 per diluted unit. Net income per diluted share and adjusted net income per diluted share for the current period is based on 320 million shares compared to 253 million units in the prior year period.

•

Adjusted EBITDA was $196.9 million for the current period. For the first quarter of fiscal 2020, the Joint Venture reported adjusted EBITDA of $281.1 million. Adjusted EBITDA, including the $1.0 million net impact of acquisitions and divestitures, was negatively impacted by the COVID-19 pandemic. Partially offsetting this impact were new sales volumes, productivity improvements, and cost initiatives.

Cash Flow and Balance Sheet Highlights

Net cash provided by operating activities was $169.1 million for the three months ended June 30, 2020. Free cash flow was $102.3 million for the three months ended June 30, 2020. Adjusted free cash flow was $126.6 million. For the three months ended June 30, 2019, the Joint Venture reported net cash provided by operating activities, free cash flow, and adjusted free cash flow of $84.5 million, $17.1 million, and $60.8 million, respectively.

Net cash provided by operating activities, free cash flow, and adjusted free cash flow each is affected by pass-thru funds we receive from certain pharmaceutical industry participants in advance of our obligation to remit these funds to participating retail pharmacies. Such pass-thru funds were $13.7 million for the three months ended June 30, 2020 and $12.3 million for the Joint Venture for the three months ended June 30, 2019. The increase in cash flow from operations, free cash flow, and adjusted free cash flow in the current period primarily resulted from improved working capital driven by strong collections.

The Company ended the quarter with approximately $178.4 million of cash and cash equivalents, and approximately $5,056.8 million of total debt. During the quarter, the Company repaid the full $250.0 million balance outstanding under its revolving credit facility.

Second Quarter Fiscal 2021 Guidance

Due to uncertainty around the duration of COVID-19, the Company will only be providing quarterly guidance.

For the second quarter of fiscal 2021, the Company expects solutions revenue to be in the range of $670 million to $690 million, which includes a reduction of $39 million in revenue resulting from an adjustment of deferred revenue to fair value with no impact on adjusted EBITDA, adjusted EBITDA to be in the range of $180 million to $190 million, and adjusted EPS to be in the range of $0.20 - $0.23 per share.

The second quarter fiscal 2021 outlook reflects the Company’s current expectation that the impact from the COVID-19 pandemic will have gradual improvement throughout the remainder of the fiscal year as healthcare utilization trends improve and is also subject to risk factors such as those described in the Forward-Looking Statements.

Supplemental Forward-Looking Information and Assumptions for Fiscal 2021

While the Company is not providing guidance for the full fiscal 2021 due to the uncertainty and rapidly evolving economic environment as a result of COVID-19, the Company has determined to provide the following supplemental expectations and assumptions that the Company has made regarding its fiscal 2021 results to provide further transparency to investors into the Company’s current beliefs regarding fiscal 2021, all of which are subject to change:

•	Expect full year fiscal 2021 free cash flow of $150 million to $200 million.

•	Capital expenditures of approximately 7% of solutions revenue excluding the impact of fair value adjustments for the fiscal year and excluding integration related capital expenditures.

•	Integration related operating expense for the fiscal year of approximately $80 million and integration related capital expenditures of approximately $20 million.

•	Interest expense in the range of $250 million to $260 million.

•	Adjusted effective tax rate of approximately 25%.

•	Basic and fully diluted shares outstanding of 320 million.[1]

[1]

Diluted shares outstanding includes the impact of the minimum issuable shares attributable to the TEUs and excludes the effect of potential shares that would be antidilutive to Diluted EPS, based on expected GAAP Net Income (Loss) for FY2021.

A reconciliation of the forward-looking second-quarter 2021 adjusted EBITDA outlook to net income cannot be provided without unreasonable effort because of the inherent difficulty of accurately forecasting the occurrence and financial impact of the various adjusting items necessary for such reconciliation that have not yet occurred, are out of our control, or cannot be reasonably predicted. For the same reasons, Change Healthcare is unable to assess the probable significance of the unavailable information, which could have a material impact on its future financial results in accordance with generally accepted accounting principles in the United States of America (“GAAP”).

Conference Call and Webcast Information

Change Healthcare will host a conference call on Thursday, August 6, 2020, at 8:00 a.m. ET. Investors and other interested parties are invited to listen to the conference call by dialing 1-(877) 279-0788 in the U.S.; 1-(270) 215-9894 from abroad, including the conference ID number: 8197142; or via a live, audio webcast on the Company’s website at https://ir.changehealthcare.com/.

A webcast replay will be available for on-demand listening shortly after the completion of the call until the first-quarter fiscal 2022 earnings call, at the aforementioned URL. In addition, a digital audio playback will be available until 11:00 a.m. Eastern Time on Thursday, August 13, 2020, by dialing 1-(855) 859-2056 or 1-(404) 537-3406 and referencing confirmation 8197142.

About Change Healthcare

Change Healthcare (Nasdaq: CHNG) is a leading independent healthcare technology company, focused on accelerating the transformation of the healthcare system through the power of the Change Healthcare Platform. We provide data and analytics-driven solutions to improve clinical, financial, administrative, and patient engagement outcomes in the U.S. healthcare system. Learn more at changehealthcare.com.

CHNG-IR

Contacts

Evan Smith, CFA

Investor Relations

404-338-2225

Evan.Smith@changehealthcare.com

Kerry Kelly

External Communications

339-236-2756

Kerry.Kelly@changehealthcare.com

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of federal securities laws. Any statements made in this presentation that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include information concerning possible or assumed future results of operations, including, but not limited to, our second quarter fiscal 2021 guidance, the supplemental information and assumptions regarding fiscal 2021, the potential length and impact of COVID-19 and descriptions of our business plans and strategies. These statements often include words such as “anticipate,” “expect,” “suggest,” “plan,” “believe,” “intend,” “estimate,” “target,” “project,” “should,” “could,” “would,” “may,” “will,” “forecast,” “outlook,” “potential,” “continues,” “seeks,” “predicts,” and the negatives of these words and other similar expressions. Forward-looking statements involve known and unknown risks, uncertainties, including, but not limited to, the uncertainty around the length and severity of the COVID-19 pandemic; the ongoing impact of the COVID-19 pandemic on our operations and financial results, on our customers and on national, state and local economies; and new risks that may arise due to responses to the pandemic by the government, our customers and us; and other factors disclosed in the Annual Report on Form 10-K for the fiscal year ended March 31, 2020 in the section entitled “Risk Factors,” as such factors may be updated from time to time in our periodic filings with the SEC, and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Given these uncertainties, you should not place undue reliance on any forward-looking statements in this release. All forward-looking statements are based on information currently available to Change Healthcare and are qualified in their entirety by this cautionary statement. The statements herein speak only as of the date such statements were first made. Except to the extent required by law, Change Healthcare assumes no obligation to update any such forward-looking statements or other statements included in this release.

Non-GAAP Financial Measures

In the company’s earnings releases, prepared remarks, conference calls, slide presentations and webcasts, there may be use or discussion of non-GAAP financial measures. We believe such measures provide supplemental information to investors with regard to our operating performance and assist investors’ ability to compare our financial results to those of other companies in the same industry. The GAAP financial measure most directly comparable to each non-GAAP financial measure used or discussed, and a reconciliation of the differences between the comparable GAAP financial measure and each non-GAAP financial measure are included in this press release after the consolidated financial statements. These non-GAAP financial measures are calculated and presented on the basis of methodologies other than in accordance with GAAP. These non-GAAP financial measures should be considered only as supplemental to, and not as superior to, financial measures prepared in accordance with GAAP and may be defined and calculated differently by others in the same industry.

Consolidated Statements of Operations

(unaudited and amounts in thousands, except share and per share amounts)

	Three Months Ended June 30,
	2020	2019	2019
	Change Healthcare Inc.		Change Healthcare LLC
Revenue:
Solutions revenue	$648,412	$—	$797,072
Postage revenue	45,772	—	58,484

Total revenue	694,184	—	855,556
Operating expenses:
Cost of operations (exclusive of depreciation and amortization below)	318,542	—	326,947
Research and development	55,734	—	49,339
Sales, marketing, general and administrative	165,474	251	193,273
Customer postage	45,772	—	58,484
Depreciation and amortization	138,541	—	71,316
Accretion and changes in estimate with related parties, net	5,895	—	3,880
Gain on sale of businesses	(28,095)	—	—

Total operating expenses	701,863	251	703,239

Operating income (loss)	(7,679)	(251)	152,317
Non-operating (income) and expense
Loss from Equity Method Investment in the Joint Venture	—	39,554	—
Interest expense, net	62,667	—	83,406
Contingent consideration	(2,450)	—	(791)
Management fee income	—	(104)	—
Other, net	4,259	—	(3,778)

Total non-operating (income) and expense	64,476	39,450	78,837

Income (loss) before income tax provision (benefit)	(72,155)	(39,701)	73,480
Income tax provision (benefit)	(13,461)	(2,184)	1,565

Net income (loss)	$(58,694)	$(37,517)	$71,915

Net income (loss) per common share:
Basic	$(0.18)	$(0.50)	$0.29
Diluted	$(0.18)	$(0.50)	$0.28
Weighted average common shares outstanding: (1)
Basic	320,052,943	75,474,654	251,469,846
Diluted	320,052,943	75,474,654	253,124,478

(1)

Prior to the McKesson exit, common units of Change Healthcare LLC were equivalent to the number of outstanding common shares of Change Healthcare Inc. and membership interests of Change Healthcare LLC held by subsidiaries of McKesson.

Consolidated Balance Sheets

(unaudited and amounts in thousands, except share and per share amounts)

	June 30, 2020	March 31, 2020
Assets
Current assets:
Cash and cash equivalents	$178,351	$410,405
Accounts receivable, net	627,305	740,105
Contract assets, net	122,707	132,704
Prepaid expenses and other current assets	129,309	117,495
Income tax receivable	472	472

Total current assets	1,058,144	1,401,181
Property and equipment, net	203,695	206,196
Operating lease right-of-use assets, net	115,184	—
Goodwill	4,112,880	3,795,325
Intangible assets, net	4,508,247	4,365,806
Investment in business purchase option	—	146,500
Other noncurrent assets, net	265,944	192,372

Total assets	$10,264,094	$10,107,380

Liabilities
Current liabilities:
Accounts payable	$59,706	$68,169
Accrued expenses	387,741	390,294
Deferred revenues	314,600	302,313
Due to related parties, net	22,506	20,234
Current portion of long-term debt	28,986	278,779
Current portion of operating lease liabilities	32,753	—

Total current liabilities	846,292	1,059,789
Long-term debt, excluding current portion	5,027,868	4,710,294
Long-term operating lease liabilities	95,514	—
Deferred income tax liabilities	642,102	615,904
Tax receivable agreement obligations to related parties	160,870	177,826
Tax receivable agreement obligation	164,505	164,633
Other long-term liabilities	87,589	93,487

Total liabilities	7,024,740	6,821,933
Commitments and contingencies
Stockholders’ Equity
Common Stock (par value, $.001), 9,000,000,000 and 9,000,000,000 shares authorized and 303,769,372 and 303,428,142 shares issued and outstanding at June 30, 2020 and March 31, 2020, respectively	304	303
Preferred stock (par value, $.001), 900,000,000 and 900,000,000 shares authorized and no shares issued and outstanding at June 30, 2020 and March 31, 2020, respectively	—	—
Additional paid-in capital	4,233,428	4,222,580
Accumulated other comprehensive income (loss)	(5,203)	(7,372)
Accumulated deficit	(989,175)	(930,064)

Total stockholders’ equity	3,239,354	3,285,447

Total liabilities and stockholders’ equity	$10,264,094	$10,107,380

Consolidated Statements of Cash Flows

(unaudited and amounts in thousands)

	Three Months Ended June 30,
	2020	2019	2019
	Change Healthcare Inc.		Change Healthcare LLC
Cash flows from operating activities:
Net income (loss)	$(58,694)	$(37,517)	$71,915
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Loss from Equity Method Investment in the Joint Venture	—	39,554	—
Depreciation and amortization	138,541	—	71,316
Amortization of capitalized software developed for sale	78	—	3,452
Accretion and changes in estimate with related parties, net	5,895	—	3,880
Equity compensation	9,583	—	5,862
Deferred income tax expense (benefit)	(13,845)	(2,184)	1,158
Amortization of debt discount and issuance costs	8,047	—	5,524
Contingent consideration	(2,450)	—	(791)
Gain on sale of businesses	(28,095)	—	—
Other, net	14,618	—	(460)
Changes in operating assets and liabilities:
Accounts receivable, net	113,470	—	7,748
Contract assets, net	10,013	—	(3,049)
Prepaid expenses and other	(24,632)	—	(16,338)
Accounts payable	(19,244)	—	(33,954)
Accrued expenses and other liabilities	(4,852)	168	19,670
Deferred revenue	20,667	—	(45,194)
Due from the Joint Venture	—	(201)	—
Income taxes receivable	—	180	—
Due to related party, net	—	—	(6,269)

Net cash provided by (used in) operating activities	169,100	—	84,470

Cash flows from investing activities:
Capitalized expenditures	(66,770)	—	(67,414)
Acquisitions, net of cash acquired	(398,651)	—	—
Proceeds from sale of businesses	28,553	—	—
Other, net	1,039	—	—

Net cash provided by (used in) investing activities	(435,829)	—	(67,414)

Cash flows from financing activities:
Payments on Revolving Facility	(250,000)	—	—
Proceeds from issuance of Senior Notes	325,000	—	—
Payment of loan costs	(5,364)	—	—
Payments under tax receivable agreements with related parties	(20,691)	—	(27,227)
Receipts (payments) on derivative instruments	(7,364)	—	2,112
Payments on deferred financing obligations	(5,788)	—	—
Repayment of senior amortizing notes	(4,028)	—	—
Proceeds from exercise of equity awards	2,143	—	—
Payments on finance leases	(179)	—	—
Payments on Term Loan Facility	—	—	(12,750)
Other, net	—	—	(759)

Net cash provided by (used in) financing activities	33,729	—	(38,624)

Effect of exchange rate changes on cash and cash equivalents	946	—	60

Net increase (decrease) in cash and cash equivalents	(232,054)	—	(21,508)

Cash and cash equivalents at beginning of period	410,405	3,409	48,894

Cash and cash equivalents at end of period	$178,351	$3,409	$27,386

Reconciliation of Net Income (Loss) to Adjusted EBITDA

(unaudited and amounts in thousands)

	Three Months Ended June 30,
	2020	2019	2019
	Change Healthcare Inc. (1)		Change Healthcare LLC
Net income (loss)	$(58,694)	$(37,517)	$71,915
Net interest expense	62,667	—	83,406
Income tax provision (benefit)	(13,461)	(2,184)	1,565
Depreciation and amortization	138,541	—	71,316
Amortization of capitalized software developed for sale	78	—	3,452

EBITDA	129,131	(39,701)	231,654
Adjustments to EBITDA:
Equity compensation	9,583		5,862
Acquisition accounting adjustments	48,540		373
Acquisition and divestiture-related costs	5,120		658
Integration and related costs	10,358		25,725
Strategic initiatives, duplicative and transition costs	5,080		3,569
Severance costs	4,704		7,170
Accretion and changes in estimate with related parties, net	5,895		3,880
Management fees and related costs	—		2,648
Impairment of long-lived assets and other	6,313		(840)
Gain on sale of business	(28,095)		—
Contingent consideration	(2,450)		(791)
Other non-routine, net	2,677		1,148

EBITDA adjustments	67,725		49,402

Adjusted EBITDA	$196,856		$281,056

(1)

Prior to the McKesson exit, Change Healthcare Inc. did not utilize adjusted EBITDA as a key performance metric, therefore we have not presented a reconciliation to adjusted EBITDA for the three months ended June 30, 2019.

Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss)

(unaudited and amounts in thousands, except share and per share amounts)

	Three Months Ended June 30,
	2020	2019	2019
	Change Healthcare Inc. (1)		Change Healthcare LLC
Net income (loss)	$(58,694)	$(37,517)	$71,915
Amortization expense resulting from acquisition method adjustments	113,024		34,648
EBITDA adjustments	67,725		49,402
Tax effect of EBITDA adjustments and amortization expense	(40,860)		(14,465)

Adjusted net income (loss)	$81,195		$141,500

Adjusted net income (loss) per diluted share (2)	$0.25		$0.56

(1)

Prior to the McKesson exit, Change Healthcare Inc. did not utilize adjusted net income (loss) as a key performance metric, therefore we have not presented a reconciliation to adjusted net income (loss) for the three months ended June 30, 2019.

(2)

Prior to the McKesson exit, Common units of Change Healthcare LLC were equivalent to the number of outstanding common shares of Change Healthcare Inc. and membership interests of Change Healthcare LLC held by subsidiaries of McKesson.

Segment Results

(unaudited and amounts in thousands)

	Three Months Ended June 30,
	2020	2019	2019
	Change Healthcare Inc. (1)		Change Healthcare LLC (2)
Segment revenue
Software and Analytics	$391,589	N/A	$433,821
Network Solutions	142,826	N/A	141,612
Technology-Enabled Services	187,706	N/A	247,513
Postage and Eliminations (3)	27,063	N/A	32,610
Purchase Accounting Adjustment (4)	(55,000)	N/A	—

Net revenue	$694,184	N/A	$855,556

Segment adjusted EBITDA
Software and Analytics	$143,932	N/A	$176,501
Network Solutions	70,503	N/A	79,222
Technology-Enabled Services	(17,579)	N/A	25,333
Postage and Eliminations	—	N/A	—

Total adjusted EBITDA	$196,856	N/A	$281,056

(1)	Prior to the McKesson exit, Change Healthcare Inc. did not have revenues from customers and did not utilize adjusted EBITDA as a key performance metric.
(2)	The prior year results of Change Healthcare LLC have been retrospectively adjusted to be consistent with the Company’s current segment structure and cost allocation methodology.
(3)

Revenue for Postage and Eliminations includes postage revenue of $45.8 million for Change Healthcare Inc. for the three months ended June 30, 2020 and $58.5 million for Change Healthcare LLC for the three months ended June 30, 2019.

(4)	Amount reflects the impact to deferred revenue resulting from the McKesson exit which reduced revenue recognized during the three months ended June 30, 2020.

Reconciliation of Cash Provided by (Used in) Operating Activities to Free Cash Flow and

Adjusted Free Cash Flow

(unaudited and amounts in thousands)

	Three Months Ended June 30,
	2020	2019	2019
	Change Healthcare Inc. (1)		Change Healthcare LLC
Cash provided by (used in) operating activities (2)	$169,100	$—	$84,470
Capital expenditures	(66,770)	—	(67,414)

Free cash flow	102,330	—	17,056
Adjustments to free cash flow (3):
Integration and related costs	10,358		25,725
Strategic initiatives, duplicative and transition costs	5,080		3,569
Severance costs	4,704		7,170
Integration and strategic capital expenditures	4,081		7,247

Adjusted free cash flow	$126,553		$60,767

(1)

Prior to the McKesson exit, Change Healthcare Inc. did not utilize adjusted free cash flow as a key performance metric, therefore we have not presented a reconciliation to adjusted free cash flow for the three months ended June 30, 2019.

(2)

Includes cash provided by pass-thru funds of $13.7 million for Change Healthcare Inc. for the three months ended June 30, 2020 and $12.3 million for Change Healthcare LLC for the three months ended June 30, 2019.

(3)	All operating costs and integration and strategic capital expenditures are presented on an as-incurred basis.